EXHIBIT 99.1

2021 Director Election Update

August 24, 2021

Dear Member:

Earlier this summer, the Federal Home Loan Bank of New York (“FHLBNY”) called for nominations for, respectively, one open New Jersey, one open New York, and one open Puerto Rico & U.S. Virgin Islands Member Director seats on the FHLBNY’s Board of Directors (“Board”) with terms commencing on January 1, 2022. We thank our members who participated in the nomination process, which ultimately resulted in the accepted nomination by one nominee each for the one open New Jersey and one open Puerto Rico & U.S. Virgin Island Member Director seats.

Our regulator’s director election regulations provide that if, for any voting state, the number of nominees for the Member Directorships for that state is equal to the number of such directorships to be filled in that year’s election, the Federal Home Loan Bank shall deliver a notice to the members in the affected voting state, in lieu of providing a ballot, indicating that such nominees shall be deemed elected without further action.

Therefore, we are pleased to announce that Mr. Gerald L. Reeves, President, CEO & Director, Sturdy Savings Bank, West Cape May, New Jersey, having formally accepted his nomination, is hereby declared elected to the Board of the FHLBNY as a Member Director representing New Jersey members for a four year term beginning on January 1, 2022. Current New Jersey Member Director Gerald H. Lipkin, of Valley National Bank, Wayne, New Jersey, whose current term ends at the end of 2021, chose to not run again for another term. Mr. Lipkin does not have any disagreements with the FHLBNY or any matter relating to the FHLBNY’s operations, policies or practices.

We are also pleased to announce that Mr. Carlos J. Vázquez, Senior Executive Vice President & Director of Banco Popular de Puerto Rico in San Juan, Puerto Rico, having formally accepted his nomination, is hereby declared re-elected to the Board of the FHLBNY as a Member Director representing Puerto Rico and U.S. Virgin Islands members for a four year term beginning on January 1, 2022.

Mr. Vázquez currently serves as a Member Director on the FHLBNY’s Board; his current term expires on December 31, 2021. He presently serves as the Chair of the Board’s Technology Committee, as the Vice Chair of the Board’s Risk Committee, and he also serves on the Board’s Executive Committee and its Strategic Planning Committee. (Neither Mr. Vázquez’ 2022 Committee assignments, nor that of any other Director, have been determined by the Board.)

In October, we will distribute ballots to our eligible New York members for the election that will be held to fill one open New York Member Director seat. In addition, ballots will be sent to all eligible members throughout the District for the election that will be held to fill two open Districtwide Independent Director seats. All of these seats will have four year terms, each commencing on January 1, 2022.

We thank in advance each member that will be voting in this year’s FHLBNY Director elections. If you have any questions about the election process, please contact General Counsel Paul Friend at 212-441-6822.

Sincerely,

/s/
Jose R. Gonzalez
President and Chief Executive Officer